Exhibit 99.1

       Immersion Corporation Reports Third Quarter 2006 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--Nov. 2, 2006--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced its third quarter 2006 financial results. Revenues were $6.6 million for the quarter ended September 30, 2006 compared to revenues of $5.4 million for the third quarter of 2005. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the third quarter of 2006 was $3.2 million, or $0.13 per share, down 24 percent compared to a net loss on a GAAP basis of $4.2 million, or $0.17 per share, for the third quarter of 2005. Net loss for the three months ended September 30, 2006 included stock-based compensation expense of $724,000, equal to $0.03 loss per share. Net loss for the three months ended September 30, 2005 did not include any stock-based compensation expense. As of September 30, 2006, Immersion had cash and cash equivalents totaling $29.0 million as compared to $30.9 million as of June 30, 2006.

    Revenues were $19.2 million for the nine months ended September 30, 2006 compared to revenues of $17.4 million for the first nine months of 2005. Net loss on a GAAP basis for the first nine months of 2006 was $8.4 million, or $0.34 per share, down 17 percent compared to a net loss on a GAAP basis of $10.1 million, or $0.42 per share, for the first nine months of 2005.

    "The third quarter revenue increase was led by 35 percent growth in non-gaming revenues, notably from medical and touch interface products," said Victor Viegas, Immersion CEO and president. "Gaming revenues from our third-party peripheral licensees declined 28 percent, as expected. Our overall 22 percent revenue growth over revenues in the third quarter last year demonstrates increasing demand for our haptics technology for many diverse applications.

    "Medical simulation continues to gain wider acceptance as an effective training tool, which is driving interest in the acquisition of our simulation systems by teaching institutions and medical device manufacturers. In response, Immersion Medical has broadened its sales coverage, increased its distribution reach, and maintained its strong relationship with Medtronic, Inc. In addition, the new strategic relationship with Laerdal Medical A/S, announced in August, has expanded the distribution channel for vascular access products worldwide and is already contributing to our revenue growth. Medical revenue increased 64 percent compared to the year ago quarter and 41 percent year-to-date compared to the same period in 2005.

    "We continue to gain support for our VibeTonz(R) technology in Korea, an early adoption proving ground for mobile technologies. We now have relationships with the top three handset makers and the top two operators or their content aggregators in Korea. Recently we established an important new affiliation with Korea Telecom Freetel
(KTF), the second largest operator in Korea with 13 million subscribers. Through an Immersion agreement with content aggregator GeoTel, KTF subscribers will now have access to VibeTonz-enabled games, music, video, messaging, and other content and services. Earlier in the third quarter, we announced that our licensee SK Telecom, Korea's number one mobile operator with 20 million subscribers, launched an exclusive VibeTonz category for downloadable ringtones. These companies along with leading content providers are using our VibeTonz technology and tools to create compelling content that we believe can generate a new source of revenue for their business."

    Immersion will host a conference call with company management on Thursday, November 2, 2006, at 5:00 p.m. Eastern time to discuss operating results for the third quarter ended September 30, 2006. A question and answer session will follow. To listen to the call, dial +1 800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 2398254. The call will be archived and available for replay until November 9, 2006, by dialing +1
800.642.1687 and entering confirmation number 2398254. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until November 2, 2007.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology, electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion technologies are deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning consumer or market acceptance of simulator products for medical training, continuing education or evaluation; adoption and market acceptance of touch-enabled mobile phones or consumer and market acceptance of force feedback products in general; future development of force feedback products; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; and risks and uncertainties associated with ongoing litigation.

    For a more detailed discussion of these factors, and other factors that could cause Immersion's actual results to vary materially, interested parties should review the risk factors listed in Immersion's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion's beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion, the Immersion logo, and VibeTonz are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.



                        Immersion Corporation
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                            September 30, December 31,
                                                2006         2005
                                             (Unaudited)      (1)
                                            ------------- ------------
ASSETS
  Cash and cash equivalents                 $     29,037  $    28,171
  Accounts receivable, net                         5,458        4,650
  Inventories, net                                 2,419        2,655
  Prepaid expenses and other current assets          857        1,131
                                            ------------- ------------
          Total current assets                    37,771       36,607

  Property and equipment, net                      1,724        1,366
  Intangibles and other assets, net                7,243        6,787
                                            ------------- ------------

TOTAL ASSETS                                $     46,738  $    44,760
                                            ============= ============

LIABILITIES
  Accounts payable                          $      1,234  $     2,179
  Accrued compensation                             1,272        1,193
  Other accrued liabilities                        1,988        1,604
  Deferred revenue and customer advances           2,179        2,741
  Current portion of long-term debt                    -            5
                                            ------------- ------------
          Total current liabilities                6,673        7,722

  Long-term debt                                  17,964       17,490
  Long-term liabilities and deferred
   revenue                                        29,389       21,343
  Long-term customer advance from Microsoft       15,000       15,000
                                            ------------- ------------
          Total liabilities                       69,026       61,555

STOCKHOLDERS' DEFICIT                            (22,288)     (16,795)
                                            ------------- ------------

TOTAL LIABILITIES &
STOCKHOLDERS' DEFICIT                       $     46,738  $    44,760
                                            ============= ============

      (1) Derived from Immersion's annual audited consolidated financial statements.




                        Immersion Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                    Three Months       Nine Months
                                  Ended September    Ended September
                                         30,                30,
                                   2006     2005     2006      2005
                                 --------- -------- -------- ---------
Revenues:
     Royalty and license         $  1,336  $ 1,473  $ 4,948  $  6,273
     Product sales                  4,261    3,376   11,544     9,328
     Development contracts and
      other                           962      538    2,752     1,804
                                 --------- -------- -------- ---------
          Total revenues            6,559    5,387   19,244    17,405
                                 --------- -------- -------- ---------

Costs and expenses:
  Cost of product sales
   (exclusive of amortization of
   intangibles shown separately
   below)                           1,980    1,756    5,137     4,808
  Sales and marketing               3,068    2,679    9,154     8,576
  Research and development          1,894    1,446    5,425     4,483
  General and administrative        2,463    3,073    7,570     7,557
  Amortization of intangibles         227      314      656     1,050
  Litigation settlement              (300)        -  (1,350)        -
  Restructuring                         -        -        -       185
                                 ------------------ -------- ---------
          Total costs and
           expenses                 9,332    9,268   26,592    26,659
                                 --------- -------- -------- ---------

Operating loss                     (2,773)  (3,881)  (7,348)   (9,254)
Interest and other income
 (expense), net                      (340)    (265)    (963)     (756)
                                 --------- -------- -------- ---------

Loss before provision for income
 taxes                             (3,113)  (4,146)  (8,311)  (10,010)

Provision for income taxes            (44)     (12)    (131)     (110)
                                 --------- -------- -------- ---------

Net loss                         $ (3,157) $(4,158) $(8,442) $(10,120)
                                 ========= ======== ======== =========

Basic and diluted net loss per
 share                           $  (0.13) $ (0.17) $ (0.34) $  (0.42)
                                 --------- -------- -------- ---------

Shares used in calculating basic
 and diluted net loss per share    24,590   24,132   24,519    23,950
                                 --------- -------- -------- ---------




                        Immersion Corporation
                   Additional Financial Information
Effect of Non Cash Stock-Based Compensation included within Condensed
                 Consolidated Statement of Operations
                            (In thousands)
                             (Unaudited)


                                             Three Months
                    Three                        ended       Three
                    Months      Non Cash       September     Months
                     ended     Stock-Based     30, 2006,      ended
                   September   Compensation   exclusive of  September
                   30, 2006,     included      Non Cash     30, 2005,
                      as          within      Stock-Based      as
                    reported      expense     Compensation   reported
                  ----------- -------------- ------------- -----------

Costs and expenses
   Cost of product
    sales         $    1,980  $          17  $      1,963  $    1,756
   Sales and
    marketing          3,068            305         2,763       2,679
   Research and
    development        1,894            122         1,772       1,446
   General and
    administration     2,463            280         2,183       3,073
   Other, net            (73)             -           (73)        314
                  ----------- -------------- ------------- -----------

Total costs and
 expenses         $    9,332  $         724  $      8,608  $    9,268
                  =========== ============== ============= ===========



                                             Nine Months
                                                 ended
                  Nine Months   Non Cash       September   Nine Months
                     ended     Stock-Based     30, 2006,      ended
                   September   Compensation   exclusive of  September
                   30, 2006,     included      Non Cash     30, 2005,
                      as          within      Stock-Based      as
                    reported      expense     Compensation   reported
                  ----------- -------------- ------------- -----------

Costs and expenses
   Cost of product
    sales         $    5,137  $          54  $      5,083  $    4,808
   Sales and
    marketing          9,154            887         8,267       8,576
   Research and
    development        5,425            372         5,053       4,483
   General and
    administration     7,570            828         6,742       7,557
   Other, net           (694)             -          (694)      1,235
                  ----------- -------------- ------------- -----------

Total costs and
 expenses         $   26,592  $       2,141  $     24,451  $   26,659
                  =========== ============== ============= ===========


We adopted Statement of Financial Accounting Standards No. 123R
 "Share-Based Payment" effective January 1, 2006 and are required to recognize expense on our share-based payments from January 1, 2006. Our Consolidated Statement of Operations prior to January 1, 2006 does not include expense associated with share-based payments. We have included the above information to assist in comparing our operating expenses to prior periods.

    CONTACT: Immersion Corporation
             Stephen Ambler, +1 408-467-1900
             invest@immersion.com